Exhibit 99.1

CES SYNERGIES, INC. REPORTS SECOND QUARTER RESULTS; REVENUES GROW 38% WITH SIGNIFICANT GROSS MARGIN IMPROVEMENT

Crystal Springs, FL –August 12, 2014– CES Synergies, Inc. (OTCQB: CESX) announced results for the quarter and six months ended June 30, 2014.

Revenues for the three months ended June 30, 2014 were $4.7million, a 38% increase as compared to revenues of $3.4 million in the comparable 2013 period and a 24% increase sequentially, as compared to the first quarter of 2014.  During the second quarter of 2014, remediation contributed $1.6 million to consolidated revenue and demolition contributed $3 million.  Gross margin increased to 28% in the second quarter compared to 16% in the second quarter of 2013.  The Company reported operating profit of $62,000 as compared to an operating loss of $362,000 in the second quarter of last year.  CES recorded net income for the second quarter of 2014 of $138,000 or $0.003 per basic and diluted share.

For the six months ended June 30, 2014, CES recorded revenues of $8.5 million, an increase of 25% as compared to $6.8 million in the first six months of 2013.  Remediation contributed $2.8 million to consolidated revenue and demolition contributed $5.5 million.  Gross margin was 23% as compared to gross margin of 21% in the first half of 2013.  The Company reported an operating loss of $0.5 million for the first six months of 2014 as compared to an operating loss of $0.3 million in the same period of 2013.  CES reported a net loss of $0.4 million or a loss of ($0.009) per basic and diluted share for the first half of 2014.

Clyde A. Biston, Chairman and Chief Executive Officer of CES Synergies commented, “Our revenue growth and gross margin improvement in the quarter was driven by our demolition segment, which saw a 95% increase in revenues as compared to the second quarter of last year.  We used fewer subcontractors and were able to lower job site and other indirect costs, enabling the Company to generate improved gross margin.  With our combined remediation and demolition expertise, we believe we are uniquely qualified to pursue and win larger projects which will contribute to continued improved margin performance as compared to 2013.

“In support of our strategy to expand our geographical reach, during the quarter we added personnel to our sales team.  The team brought in several new contracts including remediation projects for the Rivarde Juvenile Detention Facility in Louisiana, as well as demolition projects for the Louisiana Land Trust and for Jackson Barracks, a National Guard facility in New Orleans.  Our pipeline remains strong and we believe we are well positioned to capitalize on the opportunities we’re seeing in the market,” Mr. Biston concluded.

About CESX: CES Synergies, Inc., through its subsidiary, Cross Environmental Services, Inc., is a specialty environmental services company providing quality environmental contracting solutions, demolition and remediation services to commercial and industrial customers, as well as federal, state and municipal entities.   More information may be found at the Company’s website: www.crossenv.com.

This release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, and are made in reliance upon the protections provided by such Acts for forward-looking statements.  We have identified forward-looking statements by using words such as "expect," "believe," and "should." Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties that are beyond our control, and these statements may turn out not to be true. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form SEC filings.

Company Contact:	Investor Contact:

John Tostanoski, President CES Synergies, Inc. (813) 783-1688 jt@crossenv.com	John Nesbett/Jen Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com

CES Synergies and Subsidiaries
Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$4,680,854	$3,368,519	$8,493,439	$6,768,486
Cost of sales	3,353,800	2,822,936	6,513,875	5,326,452
Gross profit (loss)	1,327,054	545,583	1,979,564	1,442,033

General and administrative expenses	1,265,463	907,386	2,441,107	1,702,157
Operating Income	61,591	(361,803)	(461,543)	(260,124)

Other income (expense) net	76,563	(68,246)	24,441	(103,478)

Net Profit (loss)	$138,154	$(430,049)	$(437,102)	$(363,602)
Earnings (loss) per basic and diluted share	$0.003	$(2688.00)	$(0.009)	$(2273.00)
Weighted average number of shares
outstanding – Basic and Diluted	46,549,000	160	46,549,000	160

CES Synergies, Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30, 2013	December 31, 2013
ASSETS
Current assets
Cash	$315,090	$250,359
Advances to employees	13,087	20,223
Contracts receivable (net of allow. for bad debt)	3,773,269	3,965,709
Inventory	112,870	153,990
Cost and estimated earnings in excess of billings on uncompleted contracts	696,449	809,548
Total current assets	4,910,765	5,199,829
Property and equipment, net	2,246,094	2,160,818
Goodwill	1,446,855	1,446,855
Other assets	7,414	29,505
TOTAL ASSETS	$8,611,128	$8,837,007

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$1,033,885	$1,260,709
Accrued payroll	24,946	123,356
Billings in excess of costs and estimated earnings on uncompleted contracts	287,617	518,612
Current portion long-term debt	666,556	472,372
Total current liabilities	3,763,304	2,375,049
Long-term debt, net of current portion	3,272,285	4,731,468
Total long-term liabilities	3,272,285	4,731,468
Stockholders' equity
Common stock, authorized $0.001 par value, 250,000,000 shares, at June 30, 2014; 75,000,000shares, at December 31, 2013
Issued: 46,686,500 shares, at June 30, 2014; and 46,525,000 shares, at December 31, 2013	46,686	46,525
Treasury stock, 80 shares, at cost	0	(129,356)
Additional paid in capital	1,243,692	1,084,058
Retained earnings	285,161	722,263
Total stockholders' equity	1,575,539	1,730,490
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,611,128	$8,837,007